Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS UNAUDITED OPERATING RESULTS FOR 2006 AND OPERATING GUIDANCE FOR 2007
Denver, Colorado, February 7, 2007: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced its unaudited operating results for the full year and fourth quarter 2006 and operating guidance for 2007. (All currency is expressed in U.S. dollars, unless otherwise noted, and all the 2006 results are unaudited at this date.)
2006 RESULTS AND FOURTH QUARTER OPERATING RESULTS
We had record gold sales from our combined Bogoso/Prestea and Wassa gold mines in Ghana of 201,407 ounces in 2006 at an unaudited average cash operating cost of $421 per ounce and an average realized gold price of $607 per ounce. Unaudited cash at December 31, 2006 was approximately $27 million. The production and average cash operating costs for the two mines are as follows:

Mine	Fourth Quarter		Full Year 2006
	Gold Sales	COC(1)	Gold Sales	COC(1)
	(Ounces)	($ per ounce)	(Ounces)	($ per ounce)
Bogoso/Prestea	25,054	290	103,793	371
Wassa	28,352	464	97,614	474
Total	53,406	382	201,407	421

(1)	Cash Operating Cost: Please refer to notes on non-GAAP financial measures at the end of this press release.
Overall production and cash operating costs for the full year were better than the updated production guidance provided in our third quarter report, with lower than expected costs at Bogoso/Prestea more than offsetting marginally higher than expected costs at Wassa.
The fourth quarter and 2006 gold sales shown above, excludes sales of 2,169 ounces from the Bogoso Sulfide Expansion Project during the fourth quarter The revenue from these gold sales was capitalized.
Audited financial results are expected to be released on or about March 13, 2007.

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OUTLOOK
2007 Operating Guidance
Based on an expected April 1, 2007 in-service date for the Bogoso Sulfide Expansion Project and an assumed ramp up period over the second and third quarters, as detailed below, we expect production to nearly double in 2007 to approximately 390,000 ounces at an average cash operating cost of approximately $389 per ounce, as follows:

Period	Bogoso/Prestea		Wassa		Total
	Gold Sales	COC(1)	Gold Sales	COC(1)	Gold Sales	COC(1)
	(Ounces)	($/ounce)	(Ounces)	($/ounce)	(Ounces)	($/ounce)
07 Q1	25,000	400	25,000	490	50,000	445
07 Q2	75,000	400	27,000	400	102,000	400
07 Q3	85,000	380	28,000	390	113,000	383
07 Q4	95,000	360	30,000	370	125,000	362
Total	280,000	380	110,000	410	390,000	389

(1)	Cash Operating Cost: Please refer to notes on non-GAAP financial measures at the end of this press release.
The fourth quarter 2007 production rate is expected to be sustained into 2008 resulting in 2008 production of about 500,000 ounces of gold. In addition, we are in the process of completing a feasibility study for the development and mining of the Hwini-Butre and Benso deposits. This feasibility study assumes that the high grade material from Hwini-Butre and Benso will be mined and hauled to our Wassa mine for processing from the second half of 2008. This is expected to result in an increase the average grade for the Wassa processing plant and is expected to result in an increase in gold production rate.
Bogoso Sulfide Expansion Project
As stated in our press release of January 10, 2007, the Bogoso Sulfide Expansion Project is progressing well and the bacteria in the first module are performing as expected. The first BIOX® module is expected to be fully commissioned by end-February 2007 and the second BIOX® module by end-March 2007. The likely in-service date will therefore be April 1, 2007, giving three quarters of benefit from the expansion project in 2007. We have provided, in our 2007 production estimates, for a throughput and metallurgical recovery ramp up period after the targeted in-service date.
Power In Ghana
Power rationing continues in Ghana. The status of the power supply inputs to the national grid in Ghana is currently as follows:
•	The first thermal power station at Aboadze which was down for maintenance in 2006 returned to service in November 2006;
•	Immediately following the return to service of the first thermal power station, the second thermal power station at Aboadze went offline for maintenance and retrofitting for

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operation on natural gas. This unit is expected to return to service in February 2007 and should increase power availability by about 150 megawatts;

•	Power imports from Côte d’Ivoire have been less than expected due to fuel supply issues there. This situation is reported to have improved which may lead to increased imports from Côte d’Ivoire into Ghana in future; and

•	The dependence on the hydroelectric dam during the maintenance period for the two thermal power stations has resulted in a faster drawdown of the hydroelectric dam level than anticipated, with the dam level currently at approximately 241 feet relative to the minimum operating level of 236 feet.
Golden Star is drawing most of its power requirements from the national grid but is generating about 2-3 megawatts of power using its own diesel generators. It is expected that the amount of self generation will increase to about 5 megawatts once the Bogoso Sulfide Expansion Project is fully commissioned.
Later in 2007, if water inflows to the hydroelectric dam during the wet season are not at least at average levels, additional rationing may be required. To this end, Golden Star, along with Newmont Mining Corporation, Gold Fields Limited and Anglogold Ashanti Limited, have committed to the development of a nominal 100 megawatt power station. Golden Star’s share of this power station would be 25 megawatts, which is sufficient to provide up to 50 percent of our total power requirements in Ghana when the Bogoso Sulfide Expansion project is fully commissioned. We expect that this, combined with our diesel generators and power availability from the national grid, will be more than adequate to meet our total power requirements.
The total expected cost to acquire and construct this power station is now $40 million, of which we would need to fund 25%. The cost estimate is up from the preliminary estimate in September 2006 of $25 million following more detailed engineering. We expect the power-station to be operational by mid-year.
COMPANY PROFILE
Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana and various property interests elsewhere in the country, as well as other gold exploration interests in West Africa and in the Guiana Shield of South America. Golden Star’s production is expected to increase to 390,000 ounces in 2007, nearly doubling gold production in 2005 and 2006. Golden Star has approximately 208 million common shares outstanding at December 31, 2006.
Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the estimated commissioning period and commencement of commercial production for the Bogoso sulfide expansion project, our 2007 and 2008 production guidance including production, gold sales and cash operating cost estimates, planned operations, grade, recoveries, completion and results of feasibility and technical studies at the Hwini-Butre and Benso properties, anticipated timing of mining of the Hwini-Butre and Benso deposits, availability of power from the national grid in Ghana and from imports from Côte d’Ivoire, the amount of self generation of power expected

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and the cost and timing of developing a power station in Ghana, and the expected timing of the release of financial statements and mineral resource and reserve estimates. Factors that could cause actual results to differ materially include timing of and unexpected events during commissioning and start-up; variations in ore grade, tonnes mined, crushed or milled; results of reviews of mineral reserves and mineral resources; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; availability and cost of power, technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2005. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
Non-GAAP Financial Measures: In this news release, we use the terms “cash operating cost per ounce”, which is equal to total production costs less production royalties and taxes, depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor the measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. The measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide the measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate the measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since the measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause the measure to increase or decrease. We believe that the measure is the same or similar to that used by other gold mining companies, but may not be comparable in every instance.
For further information, please contact:
GOLDEN STAR RESOURCES LTD. +1-800-553-8436
Peter Bradford, President and CEO
Bruce Higson-Smith, Vice President Corporate Development
Anne Hite, Investor Relations Manager

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